Exhibit 9.1

January 27, 2022

Dear Valued Stockholders and Investors,

Introduction

Let me first take this opportunity to wish all of you a very healthy, happy, and prosperous New Year and to extend, on behalf of the Board of Directors (“Board”) of the Company, our sincere thanks for the ongoing support that you, the Company’s stockholders and investors, have consistently provided to the Company.

Having just officially joined the Company as its Chairman and Chief Executive Officer as of January 4, 2022, I believe that it is very important for me to communicate with you promptly and directly.

Although new to these roles within the Company, I am certainly not, by any stretch, new to TLSS, having been executing “behind the scenes,” working very closely with the Board, as the Company’s restructuring advisor since mid-February 2020, when the Board asked me to evaluate the Company’s then financial condition. I then presented a plan to the Board to set the Company on the right financial footing, and, once the Board approved it, we immediately went to work to implement it. At that time, the Company was mired in approximately $30 million of debt and other liabilities and burning just more than $1 million per month. Despite the multiple challenges facing it, there was a path, though it was abundantly clear that it was going to take time, patience and resolve to “turn the tanker around”.

The willingness of the Company’s then senior secured lenders to forebear was a critical first step back then, and the subsequent financings to date have provided the runway, time and capital needed to work through all of the issues.

Fortunately, the plan was successful! Lo and behold, as we start 2022, the Company is virtually debt-free, with less than $200,000 in debt, which will be paid in the coming weeks, making the Company debt-free. In addition, with the recent Series G financings, in which the Company raised gross proceeds of $6,850,000, we believe we have adequate cash in the bank to fund our current operations for the year, a first for TLSS.

This moment in time represents a new beginning for the Company. A fresh start. With the financial cleanup behind us, we can now put 100% of our energy and laser focus towards executing a comprehensive strategy to attempt to achieve sustained growth, profitability, and market appreciation.

What’s the Plan?

In my opinion, creating a vision and cogent strategy is obviously an important component to guiding and building a Company, but execution is key. Results are what matter – results achieved in an ongoing series of 30-60-90-day initiatives, with short-term milestones that are reached, and which continue to move the Company forward, in a positive direction towards the long-term objective.

Our overarching goal is to build a formidable, profitable transportation and logistics business that enhances shareholder value. In the near future, we will delineate in more detail what that description of the business encompasses, which we expect will be more clearly crystallized, in part, by one or more foundational acquisitions that we endeavor to identify and secure.

Clearly, management anticipates that the Company’s growth plan will be fueled initially by “key, strategic platform” acquisitions. Such businesses will be engaged for the most part, in last mile, mid-mile, long haul delivery and warehousing, offering forward and reverse logistics services. Such acquisitions would also be vetted, to not only provide profitable revenue, but have excellent reputations, quality customers, and talent, and which could provide complementary services, while possessing untapped organic growth potential.

While the core of the business will likely remain centered around a network of vehicles and drivers on the ground, I am looking to add another key component to the equation: technology.

The traditional transportation and logistics industry is generally a high revenue, lower margin service business. The right technologies could serve as an important backbone that could not only help run our business more efficiently, but which could also provide higher margin revenue opportunities by expanding our current capabilities, solely as a commodity-service provider, to a more solution-driven model.

While the Company was working its way through the final stages of its restructuring, we reviewed many potential acquisition targets. As a result, our current list of viable acquisition candidates is significant and at various stages of discussion. Rest assured, if and when there is something definitive to announce, we will.

Meanwhile as we work aggressively, but prudently, on the acquisition front, during the first quarter, we will also, amongst other tasks, attempt to:

●	continue to expand our management team, as needed;
●	evaluate current operations to ensure optimal efficiency;
●	develop a first-class talent acquisition, retention, and recognition program;
●	expand the board and establish improved corporate governance;
●	rectify management control weaknesses, as previously disclosed in public filings; and
●	formalize investor relations.

The balance of 2022 will be driven, to a large degree, by what transpires in Q1 related to acquisitions, as the year’s goals are to:

●	achieve a run rate $100 million in revenue;
●	become profitable;
●	uplist to NASDAQ or NYSE; and
●	increase shareholder value.

While we acknowledge that these goals are ambitious, they will nonetheless serve as our guide to build the business and enhance shareholder value. Moreover, these objectives are the primary criteria by which management’s 2022 performance milestones will be measured.

Finally, be advised that the Board is not planning on a reverse stock split, unless it were necessary to facilitate a desired uplist, should the Company become eligible for such an application.

Concluding Thoughts

The Board believes that the Company’s current financial position, together with a newly expanded and highly qualified independent Board and strong management team, including the recent addition of a Chief Financial Officer with significant industry experience, provides its best opportunity to date, to execute its strategy of growth and profitability, which, in the long-term, we believe would enhance shareholder value.

In the Board’s view, the pendulum has swung in the Company’s favor. It’s been a challenging ride to arrive here, but now the Company is in a much better position than at any time in its history to chart a new course. Growth, no doubt, has its own set of challenges, but it’s a much, much better destination to be headed towards.

More often than not, it requires both patience and persistence for the most significant developments to materialize but know that I will continue to update you as events unfold.

In closing, on behalf of the Board of Directors and management, we extend our sincere appreciation to all of our shareholders and look forward to your continued support.

Respectfully yours,

Sebastian Giordano

Chairman and Chief Executive Officer

Forward Looking Statements

Statements in this report regarding Transportation and Logistics Systems, Inc. (the “Company”) that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including, but not limited to, financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not directly or exclusively relate to historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “intend,” “goal,” “seek,” “strategy,” “future,” “likely,” “believes,” “estimates,” “projects,” “forecasts,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology. These include, but are not limited to, statements relating to future events or our future financial and operating results, plans, objectives, expectations, and intentions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not be achieved. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they represent our intentions, plans, expectations, assumptions, and beliefs about future events and are subject to known and unknown risks, uncertainties, and other factors outside of our control that could cause our actual results, performance, or achievement to differ materially from those expressed or implied by these forward-looking statements. In addition to the risks described above, these risks and uncertainties include: our ability to successfully execute our business strategies, including integration of acquisitions and the future acquisition of other businesses to grow our Company; customers’ cancellation on short notice of master service agreements from which we derive a significant portion of our revenue or our failure to renew such master service agreements on favorable terms or at all; our ability to attract and retain key personnel and skilled labor to meet the requirements of our labor-intensive business or labor difficulties which could have an effect on our ability to bid for and successfully complete contracts; the ultimate geographic spread, duration and severity of the coronavirus outbreak and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or ameliorate its effects; our failure to compete effectively in our highly competitive industry, which could reduce the number of new contracts awarded to us or adversely affect our market share and harm our financial performance; our ability to adopt and master new technologies and adjust certain fixed costs and expenses to adapt to our industry’s and customers’ evolving demands; our history of losses, deficiency in working capital and a stockholders’ deficit and our inability to achieve sustained profitability; material weaknesses in our internal control over financial reporting and our ability to maintain effective controls over financial reporting in the future; our substantial indebtedness, which could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations; the impact of new or changed laws, regulations or other industry standards that could adversely affect our ability to conduct our business; and changes in general market, economic, social and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

These forward-looking statements represent our estimates and assumptions only as of the date of this report and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report. Given these uncertainties, you should not place undue reliance on these forward-looking statements and should consider various factors, including the risks described, among other places, in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the Securities and Exchange Commission.